Press Release

Investor / Media contact:
Tony Schulte
513.397.9540
tony.schulte@cinbell.com
Cincinnati Bell Inc. Reports Third Quarter Results
Strong DSL and wireless activations generate solid performance and momentum
CINCINNATI — November 8, 2005 — Cincinnati Bell Inc. (NYSE:CBB) today announced financial results for the third quarter of 2005 including revenue of $300 million, operating income of $72 million and a net loss of $44 million, or 19 cents per share. Reported results reflect the impact of debt refinancing completed during the quarter and include a $92 million pre-tax loss on the extinguishment of debt. Excluding this charge, net income for the quarter was $11 million, or 3 cents per diluted share.
          “Cincinnati Bell continues to assert its competitive edge in the market by delivering the best wireless network in Cincinnati and growing wireless and DSL activations,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell.
          “In addition, completing the repurchase of our 16% Senior Subordinated Discount Notes is expected to increase free cash flow and accelerate our ability to reduce debt going forward.”
Third Quarter Highlights
•	Strong promotions drove record third-quarter DSL net additions of 9,000, up 65 percent from the third quarter 2004. Penetration of in-territory primary consumer access lines increased to 24 percent at quarter-end, up from 18 percent at the same time a year ago. DSL penetration of total in-territory access lines rose to 17 percent versus 13 percent a year ago.

•	Introduction of the innovative “New Rules” wireless rate plans led to a 38 percent increase in postpaid gross activations versus the prior quarter while higher network quality continued to improve churn to 2.15 percent. As a result, postpaid net additions were 4,100, an improvement of 7,500 from the second quarter of 2005.

•	Reflecting Cincinnati Bell’s bundling success, its “Super Bundle” subscriber base expanded to 147,000, up 30 percent from a year ago and representing a 25 percent penetration of in-territory households.

Press Release

•	Cincinnati Bell completed the final stage of its refinancing plan on August 31 with the repurchase of its 16% Notes. The repurchase was financed with new borrowings under the company’s senior secured credit facilities. Due to lower interest rates on the new bank debt, the refinancing will increase free cash flow by $20 million to $25 million on an annualized basis.
Financial and Operations Review
          “We continued to see improvements driven by investments made in our business over the past year,” said Brian Ross, chief financial officer.
          “For example, investments in wireless network quality have resulted in consistently better postpaid churn. Access line performance improved sequentially due in part to the investments we made in DSL activations and out-of-territory line additions. We also continued to benefit from investments in our data center and long distance operations.”
          Cincinnati Bell recorded quarterly revenue of $300 million, consistent with the third quarter of 2004 after normalizing for $6 million in revenue recorded in the prior year but associated with assets that were sold in 2004. Increased revenue from equipment and data center operations, long distance and DSL partially offset lower wireless and local voice revenue.
          EBITDA1 (earnings before interest, taxes, depreciation and amortization) was $114 million compared with $124 million in the second quarter of 2005. Higher expenses supporting better than expected wireless and DSL activations drove more than half of the EBITDA decline in the quarter.
          Due to improvements in working capital, quarterly free cash flow2 increased to $36 million, up 6 percent from the third quarter of 2004. Cincinnati Bell reported net debt3 of $2.1 billion at quarter-end, down approximately 2 percent from a year ago. Capital expenditures were $38 million, or 13 percent of revenue for the quarter.
Local Communications Services
          Total access line performance of Cincinnati Bell Telephone (CBT) improved during the quarter. Sequentially, in-territory access line decline slowed while the growth of out-of-territory lines increased. A loss of 12,000 in-territory lines in the third quarter compared favorably to the 15,000 line loss in the second quarter of 2005. Out-of-territory operations added 3,300 access lines in the quarter, more than double the amount added in the second quarter of 2005. DSL net additions totaled 9,000, up significantly from 4,000 additions in the prior quarter.

Press Release

          The Local segment produced quarterly revenue of $187 million, down 2 percent from the third quarter of 2004 as a 17 percent increase in DSL revenue partially offset lower voice revenue. Due in part to better than expected DSL activations, EBITDA of $95 million declined 5 percent compared to the third quarter of 2004 after adjusting for a $4 million increase in non-cash post-retirement medical and pension expenses.
Wireless Services
          Cincinnati Bell Wireless achieved improvement in both gross activations and churn during the third quarter. Postpaid gross activations were up 38 percent on a sequential basis driven by the success of the “New Rules” campaign introduced in August 2005. These “New Rules” rate plans represent a first in the wireless industry, offering unlimited calling from any Cincinnati Bell Wireless phone to any other wireless or wireline Cincinnati Bell number. Consistently higher network quality resulted in postpaid churn of 2.15 percent versus 3.68 percent in the third quarter of 2004. As a result, postpaid net additions were 4,100, an improvement of 14,600 from the prior year period.
          The Wireless segment generated quarterly revenue of $58 million compared with $66 million in the third quarter of 2004. Growth in equipment and data revenue partially offset lower voice revenue and a reduction in roaming revenue related to the merger of AT&T Wireless and Cingular. EBITDA for the quarter was $9 million versus $23 million in the third quarter of 2004, driven by continued subscriber voice revenue compression and increased subsidies associated with higher activations and increased migrations from the legacy TDMA network to the GSM network.
Hardware and Managed Services
          Driven by strong equipment sales and managed services revenue from data center operations, revenue from the Hardware and Managed Services segment was $44 million, a $5 million increase versus the third quarter 2004. Quarterly EBITDA of $4 million was even with the third quarter of 2004.

Press Release

Other Communications Services
          Cincinnati Bell’s long distance operations, part of the Other Communications Services segment, increased subscribers by 12,000, or 2 percent, versus the end of the third quarter 2004. Long distance market share (as measured by the number of CBT lines for which a long distance carrier was selected) was 80 percent in the consumer market and 51 percent in the business market, improvements of 5 points and 4 points, respectively, compared to the same time a year ago.
          Quarterly revenue for the segment, which also includes payphone operations, was $20 million, up $1 million from a year ago when excluding $2 million in revenue associated with assets sold in 2004. Increased revenue contributions from new long distance business products and bundling partially offset a decline in payphone and other revenue due to the sale of low-margin assets. EBITDA of $7 million was even with the third quarter of 2004.
2005 Guidance
          The company has revised 2005 financial guidance for EBITDA and Free Cash Flow to reflect lower year to date wireless voice revenue and additional expense related to increased wireless and DSL activations, which are expected to continue into the fourth quarter.

Category	Guidance
Revenue	Low single-digit percent decline
EBITDA	$470 million to $480 million
Capital Expenditures	Approximately 12 percent of revenue
Free Cash Flow	Approximately $145 million
Conference Call/Webcast
     Cincinnati Bell will host a conference call today at 10:00 a.m. (EST) to discuss its third quarter 2005 results. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is 877.641.0086. International callers may dial 678.460.1867. A taped replay call will be available one hour after the conclusion of the teleconference until 5:00 p.m. (EST) on November 22, 2005. For U.S. callers, the replay will be available at 888.284.7564. For international callers, the replay will be available at 678.460.1866. The replay reference number is 205170. An archived version of the webcast will also be available at www.cincinnatibell.com.

Press Release

About Cincinnati Bell Inc.
Cincinnati Bell Inc. (NYSE:CBB) is parent to one of the nation’s most-respected and best-performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.
Use of Non-GAAP Financial Measures
This press release contains information about net debt, free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA). These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of net debt, free cash flow and EBITDA to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.
1EBITDA provides a useful measure of operational performance. The company defines EBITDA as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments and other special items. EBITDA should not be considered as an alternative to comparable GAAP measures of profitability.
2Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in issuance and repayment of long-term debt and credit facilities in financing activities and less proceeds from the sale of discontinued operations and assets in investing activities. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies.
3Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.
Safe Harbor Note
Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to:

Press Release

Cincinnati Bell’s ability to maintain its market position in communications services, including wireless, wireline and internet services; general economic trends affecting the purchase or supply of telecommunication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of November 8, 2005. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.
###

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
(dollars in millions, except per share amounts)	2005	2004	Change	2005	2004	Change
Revenues	$300.3	$307.9	(2%)	$904.3	$907.3	(0%)

Costs and Expenses
Cost of Services and Products	130.6	118.3	10%	373.5	361.4	3%
Selling, General and Administrative	55.8	53.9	4%	171.3	165.6	3%
Depreciation and Amortization	41.8	51.5	(19%)	133.2	142.8	(7%)
Restructuring	—	—	n/m	—	0.2	n/m
Asset Impairments and Other Charges	—	1.6	n/m	23.1	1.5	n/m

Operating Income	72.1	82.6	(13%)	203.2	235.8	(14%)

Minority Interest Expense (Income)	(1.0)	0.2	n/m	(5.8)	1.5	n/m
Interest Expense	47.0	50.6	(7%)	147.1	151.9	(3%)
Loss on Extinguishment of Debt	91.9	—	n/m	99.8	—	n/m
Other Income, Net	(1.3)	(0.7)	86%	(1.5)	(0.7)	114%

Income (Loss) before Income Taxes	(64.5)	32.5	n/m	(36.4)	83.1	(144%)

Income Tax (Benefit) Expense	(20.4)	15.0	n/m	40.7	39.8	2%

Net Income (Loss)	(44.1)	17.5	n/m	(77.1)	43.3	n/m

Preferred Stock Dividends	2.6	2.6	0%	7.8	7.8	0%

Net Income (Loss) Applicable to Common Shareowners	$(46.7)	$14.9	n/m	$(84.9)	$35.5	n/m

Basic and Diluted Earnings (Loss) Per Common Share	$(0.19)	$0.06		$(0.35)	$0.14

Weighted Average Common Shares Outstanding (millions)
— Basic	246.1	245.1		245.8	245.0
— Diluted	246.1	249.2		245.8	251.1

Cincinnati Bell Inc.
Segment Information
(Unaudited)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
(dollars in millions)	2005	2004	Change	2005	2004	Change
Local
Revenue
Voice	$123.6	$130.3	(5%)	$377.9	$391.7	(4%)
Data	54.9	50.8	8%	162.3	151.6	7%
Other services	8.9	9.3	(4%)	26.9	27.7	(3%)

Total revenue	187.4	190.4	(2%)	567.1	571.0	(1%)

Operating Costs and Expenses:
Cost of services and products	58.4	53.2	10%	175.2	165.4	6%
Selling, general and administrative	34.0	33.1	3%	103.0	99.9	3%
Depreciation	27.1	29.9	(9%)	81.0	89.6	(10%)
Restructuring	—	—	n/m	—	0.2	n/m

Total operating costs and expenses	119.5	116.2	3%	359.2	355.1	1%

Operating income	$67.9	$74.2	(8%)	$207.9	$215.9	(4%)

Wireless
Revenue
Service	$52.3	$61.7	(15%)	$163.3	$184.9	(12%)
Equipment	5.9	4.5	31%	16.5	12.5	32%

Total revenue	58.2	66.2	(12%)	179.8	197.4	(9%)

Operating Costs and Expenses:
Cost of services and products	34.9	30.3	15%	92.2	95.7	(4%)
Selling, general and administrative	14.2	13.3	7%	41.3	38.8	6%
Depreciation	13.2	14.7	(10%)	48.4	43.9	10%
Amortization	—	6.1	n/m	—	7.0	n/m
Asset impairments and other charges	—	1.7	n/m	23.7	4.2	n/m

Total operating costs and expenses	62.3	66.1	(6%)	205.6	189.6	8%

Operating income (loss)	$(4.1)	$0.1	n/m	$(25.8)	$7.8	n/m

Hardware & Mgd. Services
Revenue
Hardware	$26.4	$24.0	10%	$76.8	$56.9	35%
Managed services	17.1	14.6	17%	48.4	44.2	10%

Total revenue	43.5	38.6	13%	125.2	101.1	24%

Operating Costs and Expenses:
Cost of services and products	35.6	31.0	15%	101.1	79.2	28%
Selling, general and administrative	4.4	3.8	16%	13.0	12.4	5%
Depreciation	0.7	0.2	n/m	1.7	0.7	143%
Asset impairments and other charges (credits)	—	—	n/m	(0.1)	(1.1)	(91%)

Total operating costs and expenses	40.7	35.0	16%	115.7	91.2	27%

Operating income	$2.8	$3.6	(22%)	$9.5	$9.9	(4%)

Other
Revenue	$19.7	$20.7	(5%)	$58.3	$58.6	(1%)

Operating Costs and Expenses:
Cost of services and products	8.2	9.5	(14%)	25.2	35.6	(29%)
Selling, general and administrative	4.0	4.0	—	11.7	10.1	16%
Depreciation	0.5	0.4	25%	1.4	1.2	17%

Total costs and expenses	12.7	13.9	(9%)	38.3	46.9	(18%)

Operating income	$7.0	$6.8	3%	$20.0	$11.7	71%

Cincinnati Bell Inc.
Segment Information
(Unaudited)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
(dollars in millions)	2005	2004	Change	2005	2004	Change
Revenue
Local	$187.4	$190.4	(2%)	$567.1	$571.0	(1%)
Wireless	58.2	66.2	(12%)	179.8	197.4	(9%)
Hardware & Mgd. Services	43.5	38.6	13%	125.2	101.1	24%
Other	19.7	20.7	(5%)	58.3	58.6	(1%)
Broadband	—	—	n/m	—	—	n/m
Corporate and eliminations	(8.5)	(8.0)	6%	(26.1)	(20.8)	25%

Total Revenue	$300.3	$307.9	(2%)	$904.3	$907.3	(0%)

Cost of Services and Products
Local	$58.4	$53.2	10%	$175.2	$165.4	6%
Wireless	34.9	30.3	15%	92.2	95.7	(4%)
Hardware & Mgd. Services	35.6	31.0	15%	101.1	79.2	28%
Other	8.2	9.5	(14%)	25.2	35.6	(29%)
Broadband	—	—	n/m	—	—	n/m
Corporate and eliminations	(6.5)	(5.7)	14%	(20.2)	(14.5)	39%

Total Cost of Services and Products	$130.6	$118.3	10%	$373.5	$361.4	3%

Selling, General & Administrative
Local	$34.0	$33.1	3%	$103.0	$99.9	3%
Wireless	14.2	13.3	7%	41.3	38.8	6%
Hardware & Mgd. Services	4.4	3.8	16%	13.0	12.4	5%
Other	4.0	4.0	—	11.7	10.1	16%
Broadband	(1.0)	(2.7)	(63%)	(3.0)	(2.7)	11%
Corporate and eliminations	0.2	2.4	(92%)	5.3	7.1	(25%)

Total Selling, General & Administrative	$55.8	$53.9	4%	$171.3	$165.6	3%

Depreciation and Amortization
Local	$27.1	$29.9	(9%)	$81.0	$89.6	(10%)
Wireless	13.2	20.8	(37%)	48.4	50.9	(5%)
Hardware & Mgd. Services	0.7	0.2	n/m	1.7	0.7	143%
Other	0.5	0.4	25%	1.4	1.2	17%
Broadband	—	—	n/m	—	—	n/m
Corporate and eliminations	0.3	0.2	50%	0.7	0.4	75%

Total Depreciation and Amortization	$41.8	$51.5	(19%)	$133.2	$142.8	(7%)

Asset Impairments and Other Charges (Credits)
Local	$—	$—	n/m	$—	$—	n/m
Wireless	—	1.7	n/m	23.7	4.2	n/m
Hardware & Mgd. Services	—	—	n/m	(0.1)	(1.1)	(91%)
Other	—	—	n/m	—	—	n/m
Broadband	—	(0.1)	n/m	(0.5)	(1.6)	(69%)
Corporate and eliminations	—	—	n/m	—	—	n/m

Total Asset Impairments and Other Charges (Credits)	$—	$1.6	n/m	$23.1	$1.5	n/m

Operating Income
Local	$67.9	$74.2	(8%)	$207.9	$215.9	(4%)
Wireless	(4.1)	0.1	n/m	(25.8)	7.8	n/m
Hardware & Mgd. Services	2.8	3.6	(22%)	9.5	9.9	(4%)
Other	7.0	6.8	3%	20.0	11.7	71%
Broadband	1.0	2.8	(64%)	3.6	4.3	(16%)
Corporate and eliminations	(2.5)	(4.9)	(49%)	(12.0)	(13.8)	(13%)

Total Operating Income	$72.1	$82.6	(13%)	$203.2	$235.8	(14%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(dollars in millions, except segment metric information)	2005	2004
Assets

Cash and Cash Equivalents	$23.7	$24.9
Receivables — Net	148.8	139.0
Materials and Supplies	24.9	22.7
Other Current Assets	78.2	66.6
Property, Plant and Equipment — Net	822.5	857.7
Goodwill	40.9	40.9
Other Intangible Assets — Net	35.8	35.8
Noncurrent Deferred Tax Assets	608.5	656.7
Other Noncurrent Assets	110.0	114.4

Total Assets	$1,893.3	$1,958.7

Liabilities and Shareowners’ Deficit

Current Portion of Long-Term Debt	$35.4	$30.1
Accounts Payable	69.1	58.9
Current Portion of Unearned Revenue and Customer Deposits	39.6	42.5
Accrued Taxes	37.4	45.4
Other Current Liabilities	104.3	120.5
Long-Term Debt, Less Current Portion	2,109.8	2,111.1
Unearned Revenue, Less Current Portion	7.9	8.9
Other Noncurrent Liabilities	161.5	126.6
Minority Interest	33.4	39.2
Shareowners’ Deficit	(705.1)	(624.5)

Total Liabilities and Shareowners’ Deficit	$1,893.3	$1,958.7

Other Data:
Common Shares Outstanding at Balance Sheet Date	246.2	245.4
Net Debt	$2,126.2	$2,112.4
Credit Facility Availability	$205.5	$377.8

Segment Metric Information (in thousands):
Local Access Lines	937.6	970.1
Complete Connections Subscribers	334.6	336.4
DSL Subscribers	153.5	130.8
Custom Connections Subscribers	146.6	123.4

GSM:
Postpaid Wireless Subscribers	209.4	119.3
Prepaid Wireless Subscribers	126.6	87.5
TDMA:
Postpaid Wireless Subscribers	90.9	187.0
Prepaid Wireless Subscribers	45.3	87.2

Total Wireless Subscribers	472.2	481.0

Consumer Long Distance Lines	418.1	423.5
Business Long Distance Lines	148.7	138.1

Total Long Distance Lines	566.8	561.6

Cincinnati Bell Telephone
Access Line Detail
(Unaudited)

	2003				2004				2005
(in thousands)	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q
Access Lines

In-Territory:
Primary Residential	624.6	620.3	617.7	613.9	611.8	606.3	601.5	592.7	584.2	573.0	563.9
Secondary Residential	64.3	62.2	60.0	58.1	56.0	54.0	52.2	50.5	48.9	47.1	45.4
Business/Other	313.2	310.2	308.0	304.6	301.5	299.6	298.4	296.6	296.1	294.3	292.9

Total In-Territory	1,002.1	992.7	985.7	976.6	969.3	959.9	952.1	939.8	929.2	914.4	902.2

Out-of-Territory:
Primary Residential	2.3	2.7	3.1	3.4	4.6	10.9	15.8	18.4	17.7	18.4	20.5
Secondary Residential	0.1	0.1	0.2	0.2	0.2	0.6	0.7	0.8	0.8	0.9	1.0
Business/Other	4.7	5.0	5.2	5.6	6.8	8.0	9.9	11.1	12.2	12.8	13.9

Total Out-of-Territory	7.1	7.8	8.5	9.2	11.6	19.5	26.4	30.3	30.7	32.1	35.4

Total Access Lines	1,009.2	1,000.5	994.2	985.8	980.9	979.4	978.5	970.1	959.9	946.5	937.6

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	September 30,	December 31,	Change
(dollars in millions)	2005	2004	$	%
Credit Facilities	$438.0	$438.8	$(0.8)	0%
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior Notes due 2013	500.0	500.0	—	—
16% Senior Subordinated Discount Notes due 2009	—	375.2	(375.2)	n/m
7 1/4% Senior Notes due 2023	50.0	50.0	—	—
8 3/8% Senior Subordinated Notes due 2014	637.2	543.9	93.3	17%
7% Senior Notes due 2015	248.1	—	248.1	n/m
Capital leases	19.2	15.6	3.6	23%
Other short-term debt	1.3	1.6	(0.3)	(19%)
Other long-term debt	0.4	—	0.4	n/m
Net unamortized premium (discounts)	1.0	(33.9)	34.9	(103%)

Total Debt	2,145.2	2,141.2	4.0	0%

Add: Interest Rate Swap Liability (Asset)	4.7	(3.9)	8.6	n/m
Less: Cash and Cash Equivalents	(23.7)	(24.9)	1.2	(5%)

Net Debt (as defined by the company)	$2,126.2	$2,112.4	$13.8	1%

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(dollars in millions)	2005	2004	2005	2004
Cash provided by operating activities	$74.2	$72.0	$225.4	$216.5

Capital expenditures	(37.7)	(38.6)	(108.7)	(100.0)
Proceeds from sale of assets	—	—	—	1.9
Other	1.2	1.6	1.2	3.1

Cash used in investing activities	(36.5)	(37.0)	(107.5)	(95.0)

Issuance of long-term debt	—	—	352.1	—
Increase in new credit facility, net	406.0	—	438.0	—
Repayment of previous credit facility and other debt	(440.5)	(32.9)	(882.5)	(120.9)
Debt issuance costs and consent fees	(0.9)	—	(21.9)	—
Issuance of common shares — exercise of stock options	0.7	0.1	2.4	1.9
Preferred stock dividends paid	(2.6)	(2.6)	(7.8)	(7.8)
Other	0.6	1.1	0.6	2.3

Cash used in financing activities	(36.7)	(34.3)	(119.1)	(124.5)

Net decrease in cash and cash equivalents	1.0	0.7	(1.2)	(3.0)
Cash and cash equivalents at beginning of period	22.7	22.3	24.9	26.0

Cash and cash equivalents at end of period	$23.7	$23.0	$23.7	$23.0

Reconciliation of GAAP Cash Flow to Free Cash Flow as defined by the company
Net decrease in cash and cash equivalents	$1.0	$0.7	$(1.2)	$(3.0)
Less adjustments:
Issuance of debt (financing activities)	—	—	(352.1)	—
Repayment of debt (financing activities), net	34.5	32.9	444.5	120.9
Proceeds from sale of assets (investing activities)	—	—	—	(1.9)

Free cash flow (as defined by the company)	$35.5	$33.6	$91.2	$116.0

Cash Expenditures for Restructuring	$(0.2)	$(0.7)	$(1.5)	$(4.9)

Income Tax Refunds / (Payments)	$—	$(0.3)	$(1.1)	$(2.0)

Cincinnati Bell Inc.
Reconciliation of EBITDA to Operating Income (GAAP)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(dollars in millions)	2005	2004	2005	2004
Operating Income (GAAP)	$72.1	$82.6	$203.2	$235.8

Add:
Depreciation and Amortization	41.8	51.5	133.2	142.8
Restructuring	—	—	—	0.2
Asset Impairments and Other Charges	—	1.6	23.1	1.5

	41.8	53.1	156.3	144.5

EBITDA (Non-GAAP)	$113.9	$135.7	$359.5	$380.3

Cincinnati Bell Inc.
Normalized Statements of Operations — Reconciliation to Reported Results
(Unaudited)
(dollars in millions, except per share amounts)

		Special Items
	Three			Three
	Months Ended			Months Ended
	September 30,	16% Notes		September 30, 2005
	2005 (GAAP)	Extinguishment		Before Special Items
		A
Revenues	$300.3	$—		$300.3

Costs and Expenses
Cost of Services and Products	130.6	—		130.6
Selling, General and Administrative	55.8	—		55.8
Depreciation and Amortization	41.8	—		41.8

Operating Income	72.1	—		72.1

Minority Interest Expense (Income)	(1.0)	—		(1.0)
Interest Expense	47.0	—		47.0
Loss on Extinguishment of Debt	91.9	(91.9)		—
Other Income, Net	(1.3)	—		(1.3)

Income (Loss) before Income Taxes	(64.5)	91.9		27.4

Income Tax (Benefit) Expense	(20.4)	36.8		16.4

Net Income (Loss)	(44.1)	55.1		11.0

Preferred Stock Dividends	2.6	—		2.6

Net Income (Loss) Applicable to Common Shareowners	$(46.7)	$55.1		$8.4

Weighted Average Diluted Shares	246.1	253.1	*	253.1 *

Diluted Earnings (Loss) Per Common Share	$(0.19)	$0.22		$0.03

*	Shares have been adjusted for dilutive common stock equivalents that result after excluding special items from earnings.

Normalized results have been adjusted for the following:

A	Loss on extinguishment of 16% notes

Cincinnati Bell Inc.
Normalized Statements of Operations — Reconciliation to Reported Results
(Unaudited)
(dollars in millions, except per share amounts)

		Special Items
	Nine							Nine
	Months Ended					Asset		Months Ended
	September 30,	Income Tax		Debt		Impairments		September 30, 2005
	2005 (GAAP)	Expense		Extinguishment		& Other Charges		Before Special Items
		A				B		C
Revenues	$904.3	$—		$—		$—		$904.3

Costs and Expenses
Cost of Services and Products	373.5	—		—		—		373.5
Selling, General and Administrative	171.3	—		—		—		171.3
Depreciation and Amortization	133.2	—		—		—		133.2
Asset Impairments and Other Charges	23.1	—		—		(23.1)		—

Operating Income	203.2	—		—		23.1		226.3

Minority Interest Expense (Income)	(5.8)	—		—		4.6		(1.2)
Interest Expense	147.1	—		—		—		147.1
Loss on Extinguishment of Debt	99.8	—		(99.8)		—		—
Other Income, Net	(1.5)	—		—		—		(1.5)

Income (Loss) before Income Taxes	(36.4)	—		99.8		18.5		81.9

Income Tax Expense	40.7	(47.6)		39.9		7.4		40.4

Net Income (Loss)	(77.1)	47.6		59.9		11.1		41.5

Preferred Stock Dividends	7.8	—		—		—		7.8

Net Income (Loss) Applicable to Common Shareowners	$(84.9)	$47.6		$59.9		$11.1		$33.7

Weighted Average Diluted Shares	245.8	251.8	*	251.8	*	251.8	*	251.8 *

Diluted Earnings (Loss) Per Common Share	$(0.35)	$0.19		$0.24		$0.04		$0.13

*	Shares have been adjusted for dilutive common stock equivalents that result after excluding the special items from earnings.

Normalized results have been adjusted for the following:

A	Write-down of certain state deferred tax assets due to change in state tax rates and state tax laws;

B	Loss on extinguishment of the company’s prior credit facility and 16% Notes; and

C	Asset impairments and other charges of $23.1 million, substantially all of which related to a write-down of the company’s TDMA network assets.